                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under 240.14a-12


                           SIZZLER INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                                 [SIZZLER LOGO]

TO OUR STOCKHOLDERS:

     You are cordially invited to attend the Annual Meeting of Stockholders of Sizzler International, Inc. to be held at the Radisson Hotel at 6161 West Centinela Avenue, Culver City, California, on Wednesday, August 29, 2001 at 3:30 p.m. In the attached Notice of Annual Meeting of Stockholders and Proxy Statement, we describe the matters expected to be acted upon at the Annual Meeting. We are enclosing our 2001 Annual Report on Form 10-K with this letter.

     Your vote is very important. Whether or not you expect to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it as promptly as possible.

                                          Sincerely,

                                          /s/ Phillip D. Matthews
                                          Phillip D. Matthews

                                          Chairman of the Board

                          Sizzler International, Inc.
               6101 West Centinela Avenue, Culver City, CA 90230

                                 [SIZZLER LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD AUGUST 29, 2001

To the Stockholders of
Sizzler International, Inc.:

     The Annual Meeting of Stockholders of Sizzler International, Inc., a Delaware corporation (the "Company"), will be held at the Radisson Hotel at 6161 West Centinela Avenue, Culver City, California 90230, on Wednesday, August 29, 2001 at 3:30 p.m. for the following purposes:

          1. To elect two directors to serve until the 2004 Annual Meeting of Stockholders and until their successors are elected and qualified;

          2. To vote upon a proposal to amend the Company's 1997 Employee Stock Incentive Plan to increase the number of shares of Common Stock for which options may be granted or which may be sold as Restricted Stock under the Plan;

          3. To vote upon a proposal to amend the Company's 1997 Non-Employee Directors' Stock Incentive Plan to increase the number of shares of Common Stock for which options may be granted under the Plan; and

          4. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

     The Board of Directors has fixed the close of business on July 6, 2001 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

     In order to constitute a quorum for the conduct of business at the Annual Meeting, holders of a majority of all outstanding shares of Common Stock must be present in person or be represented by proxy. We hope that you will take this opportunity to take an active part in the affairs of the Company by voting on the business to come before the meeting, either by executing and returning the enclosed proxy in the postage paid, return envelope provided or by casting your vote in person at the meeting.

                                          By Order of the Board of Directors,

                                          /s/ Michael B. Green
                                          Michael B. Green
                                          Secretary

Culver City, California
July 27, 2001

                          SIZZLER INTERNATIONAL, INC.
                           6101 WEST CENTINELA AVENUE
                         CULVER CITY, CALIFORNIA 90230

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                AUGUST 29, 2001

                            SOLICITATION OF PROXIES

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Sizzler International, Inc., a Delaware corporation (the "Company"). The proxies are intended to be used at the Company's 2001 Annual Meeting of Stockholders, and any adjournment or postponement thereof (the "Annual Meeting"). The Annual Meeting is to be held at 3:30 p.m. on Wednesday, August 29, 2001 at the Radisson Hotel at 6161 West Centinela Avenue, Culver City, California for the purposes set forth in the accompanying notice.

     This Proxy Statement is being mailed on or about July 27, 2001 to shareholders entitled to notice of and to vote at the Annual Meeting. A copy of the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2001, which includes the Company's financial statements as of and for the year ended April 30, 2001, accompanies this Proxy Statement. STOCKHOLDERS MAY OBTAIN AN ADDITIONAL COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AND A LIST OF THE EXHIBITS THERETO WITHOUT CHARGE BY WRITTEN REQUEST TO THE CHIEF FINANCIAL OFFICER, 6101 WEST CENTINELA AVENUE, CULVER CITY, CALIFORNIA 90230.

     A form of proxy also is enclosed with this Proxy Statement. The shares represented by each properly executed unrevoked proxy will be voted as directed by the stockholder executing the proxy. If no direction is made, the shares represented by each properly executed unrevoked proxy will be voted FOR the election of the nominees named below under the heading "Election of Directors" to the Company's Board of Directors, FOR approval of the amendment to the Company's 1997 Employee Stock Incentive Plan and FOR approval of the amendment to the Company's 1997 Non-Employee Directors' Stock Incentive Plan. If any of the nominees become unavailable as a candidate before his election, the proxies may be voted, in the discretion of the proxy holders, for the election of other nominees. If any matter other than the election of directors and the proposals described in this Proxy Statement properly comes before the Annual Meeting, it is the intention of the proxy holders to vote the proxies in accordance with their best judgment.

     A stockholder giving a proxy may revoke it at any time before it is voted by filing written notice of revocation with Michael B. Green, Secretary of the Company, at 6101 West Centinela Avenue, Culver City, California 90230, or by appearing at the Annual Meeting and voting in person, or by giving a valid proxy bearing a later date.

                             RECORD DATE AND VOTING

     Only stockholders of record at the close of business on July 6, 2001 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of the Record Date, there were 29,098,599 outstanding shares of Common Stock, 1,385,800 of which were held by the Company as treasury stock. A total of 27,712,799 shares of Common Stock outstanding as of the Record Date (constituting all of the then outstanding shares of Common Stock other than shares held by the Company as treasury stock) are entitled to be voted. Shares of Common Stock held by the Company as treasury stock are not entitled to be voted.

     Each holder of a share of Common Stock that is entitled to be voted is entitled to one vote per share on all matters to be voted on by the Company's stockholders, except in the event of cumulative voting for the election of directors. The presence, either in person or by proxy, of persons entitled to vote a majority in voting interest of the Company's outstanding Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

     Election of Directors. Election of a director requires affirmative votes of the holders of a plurality of the shares present and in person or represented by proxy at a meeting at which a quorum is present. Accordingly, the two persons receiving the greatest number of votes shall be elected as directors. Since only affirmative votes count for this purpose, withheld votes will not affect the outcome, except that they will count in determining the presence of a quorum.

     The Company's Certificate of Incorporation permits cumulative voting with respect to the election of directors. Although the proxy holders do not presently intend to cumulate votes, if one or more shareholders gives notice at the Annual Meeting, prior to voting, of an intention to cumulate for a nominated director, then all shares may be voted cumulatively. Cumulative voting means that each share is entitled to a number of votes equal to the number of directors to be elected. Such votes may be cast for one nominee or distributed among two or more nominees.

     Amendments to Company Plans. Assuming that a quorum is present at the Annual Meeting, the affirmative vote of holders of a majority of the shares of the Company's Common Stock represented and voting, in person or by proxy, at the Annual Meeting and entitled to vote on the matter is required for approval of the amendment to the Company's 1997 Employee Stock Incentive Plan and the amendment to the Company's 1997 Non-Employee Directors' Stock Incentive Plan. With respect to the amendment to the Company's 1997 Employee Stock Incentive Plan and the amendment to the Company's 1997 Non-Employee Directors' Stock Incentive Plan, a stockholder may mark the accompanying form of proxy to (i) vote for the matter, (ii) vote against the matter, or (iii) abstain from voting on the matter. Proxies marked to abstain from voting with respect to the amendment to the Company's 1997 Employee Stock Incentive Plan or the amendment to the Company's 1997 Non-Employee Directors' Stock Incentive Plan will be counted for the purpose of determining the presence of a quorum and as a vote against the matter.

     If a broker, bank custodian, nominee or other record holder of Common Stock indicates on a proxy that it does not have discretionary authority to vote certain shares, the shares held by such record holders will be considered "broker nonvotes." The shares considered broker nonvotes with respect to the amendment to the Company's 1997 Employee Stock Incentive Plan or the amendment to the Company's 1997 Non-Employee Directors' Stock Incentive Plan will be counted for purposes of determining the presence of a quorum for the transaction of business, but will not be counted as shares entitled to vote on the matter and will have no effect on the result of the vote.

     The Company will appoint one or more inspectors to act at the Annual Meeting. The inspector's duties will include determining the shares represented at the Annual Meeting and the presence (or absence) of a quorum and tabulating the votes of shareholders.

     EACH STOCKHOLDER WHO DOES NOT EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON IS URGED TO EXECUTE THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                         INFORMATION ABOUT THE COMPANY

     The Company (together with its subsidiaries) owns and operates, and franchises to others, restaurants that do business under the Sizzler(R) service mark in the United States and abroad. Sizzler(R) restaurants operate in the mid-scale casual dining market and feature a selection of grilled steak, chicken and seafood entrees, sandwiches and specialty platters as well as a fresh fruit and salad bar in a family environment. The Company also operates Kentucky Fried Chicken(R) ("KFC(R)") restaurants in Queensland, Australia.

     The Company also is the holder of an 82% interest in an 11-unit chain of restaurants in the San Diego, Orange County and Phoenix markets that do business under the trade name "Pat & Oscar's(SM)." Pat &

Oscar's(SM) restaurants operate in the mid-scale casual dining market and feature a selection of pizza, pasta, chicken, ribs and salad entrees.

                             PRINCIPAL STOCKHOLDERS

     As of June 30, 2001, according to filings with the Securities and Exchange Commission and to the best knowledge of the Company, the following persons are the beneficial owners of more than 5% of the outstanding shares of the Common Stock of the Company.

                                                              AMOUNT AND NATURE OF        PERCENT
                                                                   BENEFICIAL                OF
                   NAME AND ADDRESS                               OWNERSHIP(1)            CLASS(2)
                   ----------------                           --------------------        --------
James A. Collins                                                  3,814,911(3)              13.0%
6101 West Centinela Avenue
Culver City, California 90230

FMR Corp. ("FMR")                                                 2,762,700(4)               9.4%
82 Devonshire Street
Boston, Massachusetts 02109

Dimensional Fund Advisors Inc.("DFAI")                            1,664,234(5)               5.7%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

---------------
(1) Unless otherwise indicated, possesses sole voting and dispositive power for all shares of Common Stock the beneficial ownership of which is ascribed.

(2) In accordance with rules of the Securities and Exchange Commission, percentages were calculated on the basis of the amount of outstanding shares, excluding shares held by or for the account of the Company, plus shares deemed outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

(3) Does not include 334,483 shares of Common Stock held by an independent trustee for the benefit of Mr. Collins' adult children, as to which shares Mr. Collins disclaims beneficial ownership.

(4) FMR is the parent company of Fidelity Management and Research Company ("Fidelity"), a registered investment adviser. Fidelity acts as investment adviser to various investment companies.

(5) DFAI and its affiliates disclaim beneficial ownership of any Common Stock. According to their SEC filings, DFAI and its affiliates may be deemed to be beneficial owners of the shares as a result of serving as investment adviser and investment managers of various portfolios.

                             ELECTION OF DIRECTORS

     The Board of Directors consists of seven members, divided into three classes. The term of Class I (consisting of two members) expires at the 2001 Annual Meeting, the term of Class II (consisting of three members) expires at the 2002 Annual Meeting, and the term of Class III (consisting of two members) expires at the 2003 Annual Meeting. The Board of Directors has nominated incumbent Class I directors James A. Collins and Charles F. Smith to serve as directors of the Company until the 2004 Annual Meeting.

     Certain information concerning the nominees and the incumbent directors whose terms continue after the Annual Meeting is set forth below:

                  NOMINEES FOR ELECTION AT THE ANNUAL MEETING

            NAME AND AGE                PRESENT PRINCIPAL OCCUPATION AND FIVE YEAR BUSINESS EXPERIENCE
            ------------                --------------------------------------------------------------
CLASS I: If elected, term will expire
  in 2004
James A. Collins (74)................  Chairman Emeritus of the Board of the Company since 1999.
                                       Director of the Company and its predecessor Collins Foods
                                       International, Inc. ("CFI") since 1968. Chairman of the Board of the Company and its predecessor CFI from 1968 to 1999. Chief
                                       Executive Officer of the Company from 1997 until 1999.
Charles F. Smith (68)................  Director of the Company since 1995. President of Charles F. Smith
                                       & Co., Inc., an investment banking firm (1984 to present).
                                       Director, FirstFed Financial Corp., TransOcean Distribution, Ltd.
                                       and Anworth Mortgage Asset Corp. Trustee, St. John's Hospital
                                       Foundation and Marymount High School.

       INCUMBENT DIRECTORS WHOSE TERMS CONTINUE AFTER THE ANNUAL MEETING

            NAME AND AGE                PRESENT PRINCIPAL OCCUPATION AND FIVE YEAR BUSINESS EXPERIENCE
            ------------                --------------------------------------------------------------
CLASS II: Term expires in 2002
Charles L. Boppell (59)..............  President and Chief Executive Officer of the Company since 1999.
                                       Director of the Company since 1999. President and Chief Executive
                                       Officer of La Salsa Holding Co. (1993-1999). Director, Fresh
                                       Choice, Inc.
Phillip D. Matthews (63).............  Chairman of the Board of the Company since 1999. Director of the
                                       Company since 1997. Lead Director and Chairman of the Executive
                                       Committee of Wolverine World Wide, Inc. since 1996. Chairman of the Board of Wolverine World Wide, Inc. (1993-1996). Chairman,
                                       Reliable Company (1993-1997). Director, Washington Mutual, Inc.,
                                       and Wolverine World Wide, Inc.
Robert A. Muh (63)...................  Director of the Company since 1997. Chief Executive Officer of
                                       Sutter Securities, Inc. (1992-1997, 1998 to the present). Presi-
                                       dent, Financial Services International (1987-1992; 1997 to 1998).
                                       Trustee, Massachusetts Institute of Technology and San Francisco
                                       Ballet.

CLASS III: Term expires in 2003
Barry E. Krantz (57).................  Director of the Company since 1997. Restaurant industry consultant since 1995. Consultant to the Company (December 1,
                                       1996 to September 30, 1999). President and Chief Operating
                                       Officer, Family Restaurants Inc. (1994-1995). Chief Operating
                                       Officer, Restaurant Enterprises Group, Inc. (1993-1994).
                                       President, Family Restaurant Division of Restaurant Enterprises
                                       Group, Inc. (1989-1994). Director, Fresh Choice, Inc. and Tam
                                       Restaurants, Inc.
Kevin W. Perkins (49)................  Executive Vice President of the Company and President and Chief
                                       Executive Officer of International Operations of the Company
                                       since 1997. Director of the Company (1994 to present). President and Chief Executive Officer of the Company (1994-1997).

     Except as otherwise indicated, during the past five years none of the directors has been employed by or has carried on his occupation in any corporation or organization which is a parent, subsidiary or other affiliate of the Company.

              THE BOARD OF DIRECTORS AND CERTAIN OF ITS COMMITTEES

     At the end of fiscal 2001, the Company's Board of Directors consisted of seven directors, including the seven current directors. Phillip D. Matthews is Chairman of the Board. The Board of Directors has an Audit Committee, a Compensation and Stock Option Committee, and a Nominating Committee.

     The Board of Directors of the Company held ten meetings during fiscal 2001. Each director attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by committees of the board on which he served.

     Charles F. Smith (Chairman), Phillip D. Matthews and Robert A. Muh comprised the Audit Committee. The Audit Committee met five times during fiscal 2001. The Audit Committee recommends to the Board of Directors the appointment of the Company's independent auditors, reviews the fee arrangements and scope of the annual audit, reviews the activities and recommendations of the Company's internal auditors and considers the comments of the independent auditors with respect to internal accounting controls. The Board of Directors considers Mr. Smith, Mr. Matthews and Mr. Muh to be "independent" within the meaning of Sections 303.01(B)(2)(a) and (3) of the NYSE's listing standards.

     Phillip D. Matthews (Chairman), Barry E. Krantz and Robert A. Muh comprised the Compensation and Stock Option Committee, which met three times during fiscal 2001. The Compensation and Stock Option Committee approves officers' salaries, administers executive compensation plans, reviews and approves the grant of options and restricted stock and approves bonus schedules for Company employees.

     Robert A. Muh (Chairman), Phillip D. Matthews and James A. Collins comprised the Nominating Committee, which met once during fiscal 2001. The Nominating Committee has the responsibility of recommending candidates for election to the Board of Directors at the Annual Meeting of Stockholders and filling vacancies or newly created directorships. The Nominating Committee will consider nominees recommended by holders of the Company's Common Stock. Stockholders desiring to make recommendations should submit them in writing to the Company at its principal executive offices, marked to the attention of "Chairman, Nominating Committee."

     Under the Company's compensation policy for non-employee directors, each non-employee director is entitled to an annual retainer fee of $20,000 and a meeting fee of $1,000 for attending each meeting of the Board of Directors and each committee meeting not held in conjunction with a Board meeting. In addition, the Chairman of the Board receives an annual retainer fee of $25,000, the Chairman Emeritus receives an annual retainer fee of $30,000, and each committee chairman receives an annual retainer fee of $3,500 for each committee of which such director is a chairman.

     The Company has a 1997 Non-Employee Directors' Stock Incentive Plan, under which non-employee directors of the Company are entitled to receive options to purchase shares of the Company's Common Stock. See "Description of the Company's 1997 Non-Employee Directors' Stock Incentive Plan."

                   TRANSACTIONS WITH DIRECTORS AND MANAGEMENT

     The Company has an employment agreement with its Chief Executive Officer. (See "Executive Compensation -- Employment Contract.")

     The Company entered into a services agreement dated May 5, 1999 with director Charles F. Smith. Under the agreement, Mr. Smith is available to provide consulting services from time to time on a mutually agreed upon basis regarding corporate business asset dispositions and financings. The agreement is terminable by either party upon ten days' written notice. The agreement provides for compensation to Mr. Smith of $2,000 per day for services rendered and reimbursement of Mr. Smith's reasonable out of pocket expenses incurred at the Company's request. During the 2001 fiscal year, no compensation was paid Mr. Smith under the services agreement.

     The Company leases approximately 36,000 square feet of headquarters office premises from Pacifica Plaza Office Building, a limited partnership ("Pacifica"). James A. Collins, his spouse and his brother-in-law are among the partners of Pacifica, which was formed in 1979. Mr. Collins is the Company's Chairman Emeritus of the Board. Mr. Collins, his spouse and his brother-in-law, directly or indirectly, own a majority interest of Pacifica. Under the four-year lease, the Company is responsible for rent payments of approximately $34,000 a month during the period through December 1999 (except for an initial four months of abated rent), and approximately $42,000 a month thereafter through October 31, 2001. Base rent under the lease was predicated upon the terms of a sublease negotiated between the Company and Digital Equipment Corporation ("DEC"), a tenant of Pacifica. In lieu of a sublease between the Company and DEC, the Company elected to enter into a direct lease with Pacifica for the headquarters office premises upon the condition that DEC be responsible for the difference between rent under its former lease with Pacifica (plus utilities) and the Company's base rent under the lease. The Company believes these terms were competitive at the time it entered into the lease.

     On August 30, 2000, the Company acquired an 82% equity position in FFPE, LLC, a Delaware limited liability company ("FFPE"), which then owned and operated eight "Oscar's" restaurants (now renamed "Pat & Oscar's(SM)") in the San Diego, Orange County and Phoenix areas (the "Acquisition"). The seller was FFPE Holding Company, Inc., a Delaware corporation ("Holdings") owned, directly or indirectly, entirely by John Sarkisian and members of his immediate family. In connection with the Acquisition, Mr. Sarkisian, a principal of Holdings, became an executive officer of the Company. As such, his primary responsibility is operation of the Company's Pat & Oscar's(SM) division.

     As part of the purchase price for the sale, Holdings received cash of $16 million and warrants to purchase 1,250,000 shares of the Company's Common Stock at $4 per share, exercisable over 5 years. In addition, Holdings is entitled to "earn-out" cash consideration if specified revenues, profitability and growth targets are met through February, 2003. No earn-out payments have been made to date.

     In connection with the Acquisition, the Company entered into agreements with Mr. Sarkisian, his sister and his parents under which they have agreed to perform services for the Company relating to the Pat & Oscar's(SM) division. Pursuant to a three-year employment agreement, Mr. Sarkisian has agreed to perform services as Chief Executive Officer of FFPE for a base salary of $200,000 a year, plus a bonus of up to 20% and other benefits. Pursuant to a one-year employment agreement with Mr. Sarkisian's sister, Tamara Sarkisian-Celmo, Ms. Sarkisian-Celmo has agreed to perform services as President of FFPE for a base salary of $150,000 a year, plus a bonus of up to 20% and other benefits. Pursuant to consulting agreements, Mr. Sarkisian's parents perform consulting services for the Company, for which they received an aggregate of $61,000 in fiscal 2001.

     As of June 30, 2001, FFPE remained owned 82% by the Company and 18% by Holdings, which the Company believes is owned by Mr. Sarkisian and Ms. Sarkisian-Celmo. Under the terms of the Acquisition, Holdings acquired options to sell its 18% membership interest in FFPE to the Company. Each of the two options has a ten-year term and is exercisable for a price determined either by the agreed-upon fair market value of the interest or a formula based on a multiple of FFPE's earnings less indebtedness. One of the options, pertaining to that portion of Holding's 18% membership interest in FFPE representing Ms. Sarkisian-Celmo's ownership interest in Holdings, is exercisable at any time. The other option, pertaining to that portion of Holdings 18% membership interest in FFPE representing Mr. Sarkisian's ownership interest in Holdings, is exercisable only after August 30, 2002.

     In addition, under the terms of the Acquisition, the Company acquired a ten-year option to purchase Holdings' 18% membership interest in FFPE for a price determined either by the agreed-upon fair market value of the interest or a formula based on a multiple of FFPE's earnings less indebtedness. The option to purchase is exercisable by the Company at any time. All of Holdings' membership interest in FFPE is subject to a security interest in favor of the Company securing the performance of the selling parties' continuing indemnity obligation to the Company under the terms of the Acquisition.

     The Company has a revolving credit facility with FFPE under which it may provide funds of up to $9.5 million for the expansion of the Pat & Oscar's(SM) division. Facility advances bear interest at The Bank of New York's prime rate plus one percent (1%) per annum and are payable August 30, 2005. Under the credit facility, an aggregate of $6,900,000 of indebtedness was outstanding as of June 30, 2001.

     Through FFPE, the Company leases the real property used in connection with the operation of two Pat & Oscar's(SM) restaurants from entities owned by John Sarkisian and members or former members of his family. The Pat & Oscar's(SM) restaurant located in Temecula, California is leased from SRA Ventures, LLC, a California limited liability company ("SRA Ventures"). John Sarkisian and his spouse, parents, sister, and former brother-in-law are the partners of SRA Ventures. Under the 126-month lease, the Company is responsible for rent payments of approximately $26,250 per month through June 1, 2007. Rent adjustments will occur at the end of each lease year to reflect any change in the cost of living. The Company also has the option to extend the lease with two additional terms of five years each. In connection with the Acquisition, the Company has acquired the option to purchase the Temecula real property from SRA Ventures at a purchase price equal to certain indebtedness on the property. The option is exercisable upon the occurrence of certain conditions.

     The Pat & Oscar's(SM) restaurant located in Carlsbad, California is leased from Oscar's Carlsbad, LLC, a California limited liability company ("Oscar's Carlsbad"). John Sarkisian and his parents and sister are the members of Oscar's Carlsbad. Oscar's Carlsbad is managed by an entity co-owned by John Sarkisian, which is entitled as a management fee to a subordinated 25% participation in the appreciation of the Carlsbad property. Under the 10-year lease, the Company is responsible for rent payments of approximately $17,037.50 per month through 2007 and $19,593.13 per month through the end of the term. The Company also has the option to extend the lease with two additional terms of five years each. The base rent during any option term shall be based on fair market rental.

     John Sarkisian and members of his family are indebted to the Company for approximately $1,085,000 of post-closing purchase price adjustment relating to the Pat & Oscar's(SM) Acquisition, approximately $800,000 of which consists of immediately available escrowed funds and the remaining $285,000 to be deducted from the earn-out.

                         STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding the equity securities of the Company beneficially owned by each director of the Company, each executive officer named in the Summary Compensation Table on page 22, and all directors and executive officers of the Company as a group on June 30, 2001.

                                                                 AMOUNT AND NATURE
                                                              OF BENEFICIAL OWNERSHIP    PERCENT OF
                            NAME                               OF COMMON STOCK(1)(2)      CLASS(4)
                            ----                              -----------------------    ----------
DIRECTORS
Phillip D. Matthews.........................................           124,648                 *
James A. Collins............................................         3,814,911(3)           13.0%
Charles L. Boppell..........................................           525,000               1.8%
Barry E. Krantz.............................................            68,752                 *
Robert A. Muh...............................................           112,524                 *
Kevin W. Perkins............................................           485,830               1.7%
Charles F. Smith............................................           134,827                 *
EXECUTIVE OFFICERS NOT ALSO DIRECTORS
Diane M. Hardesty (age 50)..................................            36,669                 *
Michael B. Green (age 55)...................................            52,668                 *
John Burns (age 59).........................................            25,000                 *
All Directors and Executive Officers as a group (15
  persons)..................................................         5,502,329              18.8%

---------------

 *  Less than one percent (1%) of class.

(1) Possesses sole voting and investment power.

(2) Includes shares issuable pursuant to options exercisable within 60 days of June 30, 2001 in the following amounts: Mr. Matthews -- 64,648, Mr. Boppell -- 400,000 shares, Mr. Krantz -- 38,752 shares, Mr. Muh -- 70,524, Mr. Perkins -- 121,671, Mr. Smith -- 134,827 shares, and all directors and executive officers as a group -- 1,008,088 shares.

(3) Does not include 334,483 shares of common stock held by an independent trustee for the benefit of Mr. Collins' adult children as to which shares Mr. Collins disclaims beneficial ownership.

(4) In accordance with rules of the Securities and Exchange Commission, percentages were calculated on the basis of the amount of outstanding shares, excluding shares held by or for the account of the Company, plus shares deemed outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

SECTION 16(B) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company is required to identify any director, officer or beneficial owner of in excess of 10% of the Common Stock who failed to timely file with the Securities and Exchange Commission a required report relating to ownership and changes in ownership of the Company's equity securities. Based on material provided to the Company, all such persons complied with all applicable filing requirements during fiscal 2001 except for director Phillip D. Matthews, who filed a single Form 4 approximately five calendar days after the form was due.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

     It is the duty of the Compensation and Stock Option Committee (the "Committee") to administer the Company's various compensation and incentive plans, including its 1997 Employee Stock Incentive Plan, the annual Management Incentive Plan, the Executive Supplemental Benefit Plan ("SERP") and the 2001 AMG Restricted Stock Incentive Plan. In addition, the Committee reviews compensation levels in light of the performance of members of senior management, including the five most highly compensated executive officers. The Committee reviews all aspects of compensation for senior management with the Board of Directors.

     The Committee is composed entirely of independent outside directors. No member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries. During fiscal 2000, the Compensation Committee consisted of Phillip D. Matthews (Chairman), Barry E. Krantz and Robert A. Muh.

     From time to time, the Company retains the services of outside compensation consulting firms to assist the Committee in connection with the performance of its various duties. These firms provide advice to the Committee with respect to the reasonableness of compensation paid to senior management of the Company. Typically, this advice takes into account how the Company's compensation programs compare to those of competing companies as well as the Company's performance. Members of the Committee also review compensation surveys and analysis provided by such firms, including material prepared by the Company's human resources personnel.

     During fiscal 2001, the Committee reviewed and approved FY00 bonus payments, the FY01 bonus plan, stock option grants to employees, Company contributions to its profit-sharing plan, compensation packages for new executives, and severance packages for departing executives. In addition, the Committee recommended increases in the number of shares available for grant pursuant to the Company's 1997 Employee Stock Incentive Plan and 1997 Non-Employee Directors' Stock Incentive Plan. The Committee also continued work on its proposed charter.

SALARY

     The Committee makes salary decisions in a structured annual review. In the case of senior management other than the CEO, the decisions typically are based on recommendations from the CEO. Based on such recommendations, in fiscal 2001 the Committee approved salary increases for certain members of senior management, subject to the CEO's approval and/or adjustments.

     In fiscal 2001, the Committee approved an increase in the salary of Charles
L. Boppell, Chief Executive Officer of the Company, from $350,000 to $370,000 a year. In arriving at its decision, the Committee considered, in addition to Mr. Boppell's personal performance, the fact that Mr. Boppell had not received a salary increase since joining the Company in 1999. The Committee believes that Mr. Boppell's salary is comparable to that of CEO's at competing companies.

BONUS PROGRAM

     The compensation policy of the Company, which is endorsed by the Committee, is that a substantial portion of the annual compensation of each officer relate to and must be contingent upon the performance of the Company or a business unit, the enhancement of shareholder value, and/or the individual contributions of each officer. As a result, much of an executive officer's potential compensation is "at risk" under an annual bonus compensation program.

     The Company's bonus compensation program is designed to motivate key managerial personnel who have the direct ability to influence short and long-term corporate results and to reward them for the successful achievement of corporate objectives. The program provides for the payment of bonuses based upon the attainment of certain corporate performance criteria, which are reviewed and annually reset by the Committee. For fiscal 2001, the program was tailored to each of the Company's functional management divisions: Sizzler USA, International-Corporate, International-Sizzler, International-KFC, and SII. For a division to be allocated any bonus for fiscal 2001, the division was required to achieve an "entry threshold" of targeted earnings before interest and taxes ("EBIT") or, in the case of divisions other than SII, earnings before interest, taxes, and parent company overhead allocations ("EBITPCOA"). If the entry threshold was achieved, the division would be allocated a bonus pool for distribution among the bonus program participants in the division. The amount of the allocation was equal to a percentage of the EBIT/EBITPCOA achieved by that division, and the precise percentage was determined in accordance with a scale that increased depending on the percentage (up to 100%) of targeted EBIT/EBITPCOA attained by the division. In addition, if any division attained in excess of 100% of its targeted EBIT/EBITPCOA, the amount of the bonus pool allocation was to be increased by an amount equal to 15% of such excess earnings. Each participant in a division that attained its targeted EBIT was entitled to receive a cash bonus equal to such individual's assigned bonus percent. Each participant's bonus percent was based on the individual's responsibilities and position with the Company.

     The Committee approved a fiscal 2000 cash bonus of $200,000 for Mr. Boppell in accordance with the foregoing formula. No bonus was awarded for fiscal 2001.

STOCK OPTION PROGRAM

     The Committee strives to create a direct link between the long-term interests of executives and shareholders. Through the use of stock-based incentives, the Committee focuses the attention of its executives on managing the Company from the perspective of an owner with an equity stake.

     As part of his joining the Company as CEO as of February 8, 1999, Mr. Boppell was granted the option to purchase 1,000,000 shares of the Company's Common Stock at an exercise price of $2.19 a share, the fair market value per share as of the date of grant. The option vests and becomes exercisable over a five-year period, at the rate of 200,000 shares in each of fiscal 2000, 2001, 2002, 2003 and 2004. Mr. Boppell received no additional stock option grant in fiscal 2001.

     In fiscal 2001, the Committee considered and approved stock option grants aggregating 526,100 shares of Common Stock to certain eligible employees. The number of stock options received by each of the recipients generally was based on his or her responsibilities and relative position in the Company. The exercise price of these options equals the fair market value per share of the Company's stock on the date of grant, and the options are exercisable over a three year period.

     Since no economic benefit is conferred by the stock options granted to the Company's officers unless stock prices rise, the Committee believes that these grants further the goals of increasing shareholder wealth and giving management a stake in the Company.

AMG ARRANGEMENTS

     In fiscal 2001, the Company carried out a reorganization of its Australian operations, as a result of which Collins Foods Group Pty Ltd, a Queensland subsidiary of the Company ("CFG"), became holding company for the Company's Sizzler(R) and KFC(R) operations in Australia and Sizzler(R) operations in Asia. As part of the reorganization, CFG adopted a series of compensation measures designed to provide an incentive to members of the Company's Australian management group (the "AMG") to maintain and enhance the profitability of these operations. Pursuant to the Collins Foods Share Option Plan, AMG members were granted options to acquire shares of CFG amounting to approximately 14.5% of the subsidiary on a fully diluted basis at an exercise price of $2,944,914 (Australian dollars), the estimated fair market value of such percentage as of August 21, 2000. In addition, subject to the achievement of certain specified profitability targets as of the end of the first, second, and third years of the Collins Foods Share Option Plan, under a Productivity Share Option Plan AMG members may become entitled to receive options to acquire additional shares of CFG for fair market value as of the date of grant. The CFG options are exercisable on and after August 21, 2003 (or earlier upon certain events of acceleration) and cannot be exercised after August 21, 2004.

     Kevin W. Perkins, a director of the Company and Chief Executive Officer of the Company's International Division, is a member of the AMG and received options to purchase 1,623,250 shares of CFG. The number of CFG options received by each of the AMG members generally was based, subject to parameters established by the Collins Foods Share Option Plan, upon the recommendations of Charles L. Boppell, Chief Executive Officer of the Company. AMG members also purchased restricted shares of the Company's Common Stock at their fair market value as of April 6, 2001 pursuant to a 2001 AMG Restricted Stock Plan adopted by the Company. Restricted shares under the 2001 AMG Restricted Stock Plan generally are subject to transferability and other restrictions for five years. An aggregate of 332,013 restricted shares were purchased for an aggregate price of $448,217 under this plan in fiscal 2001, and no additional shares are available for purchase.

     Senior management members of the AMG remaining in employment with CFG as of August 20, 2003 will be eligible for a cash bonus, the net proceeds of which may only be applied to the exercise price of CFG options. All shares of CFG issuable pursuant to the CFG options will, upon issuance, be subject to the terms, conditions, and restrictions of a shareholders' agreement between the Company and the holders of CFG shares acquired upon exercise of the CFG options. Under the shareholders' agreement, CFG shares are subject to transferability restrictions, rights of first refusal in favor of the Company and other CFG shareholders, and a purchase option in favor of the Company. Members of the AMG are entitled to certain protective provisions under the shareholders' agreement. As a group, the AMG is entitled to exercise, at any time generally from August 21, 2003 to November 21, 2004, an option to purchase all of the Company's shares of CFG at a price per share established by the AMG, subject to the Company's right, in lieu of selling such shares, to exercise its own option to purchase all shares held by the AMG at the established price. In addition, in the event that the Company proposes to sell CFG or the Sizzler(R) and KFC(R) operations in Australia before December 2004, the AMG is entitled to make a "matching" offer on its own behalf. If the AMG does not elect to make a matching offer, all AMG members are required to accept the same effective price per share as is accepted by the Company in a sale of CFG to a third party.

     The Committee believes that the foregoing arrangements provide appropriate equity incentives designed to maintain and enhance the profitability of the Company's Sizzler(R) and KFC(R) operations in Australia, and Sizzler(R) operations in Asia.

                                          Compensation and Stock Option
                                          Committee

                                          Phillip D. Matthews, Chairman
                                          Barry E. Krantz
                                          Robert A. Muh

July 27, 2001

     The foregoing Report of the Compensation and Stock Option Committee and the Performance Graph included in this proxy statement shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the Performance Graph by reference therein, and shall not be deemed soliciting material or to be filed under either of such Acts.

STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total return for the Company's Common Stock with the comparable cumulative returns of (i) a broad market index (the Dow Jones US Total Market Index) and (ii) two published industry or lines of business indices (the Dow Jones US Restaurant Index and the Dow Jones US Entertainment & Leisure Index). The graph covers the time period from the end of fiscal 1996 until the end of fiscal 2001. It assumes $100 invested on April 30, 1996 in Sizzler stock and $100 invested at that time in each of the indices. The Company has added the Dow Jones U.S. Restaurant Index on the basis that it more accurately reflects a comparable index of issuers than the Dow Jones US Entertainment & Leisure Index. The comparison assumes that all dividends are reinvested.

                          [SIZZLER PERFORMANCE GRAPH]

--------------------------------------------------------------------------------
                       4/30/96   4/30/97   4/30/98   4/30/99   4/30/00   4/30/01
--------------------------------------------------------------------------------
 Sizzler
  International,
  Inc.                   100        67        73        47        67        35
 Dow Jones US Total
  Market Index           100       120       171       203       227       196
 Dow Jones US
  Entertainment &
  Leisure Index          100       103       145       161       171       155
 Dow Jones US
  Restaurants Index      100        98       119       149       127       113

                                   PROPOSAL 2

              AMENDMENT TO THE 1997 EMPLOYEE STOCK INCENTIVE PLAN
       TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER

GENERAL

     The 1997 Employee Stock Incentive Plan (the "Employee Plan") was adopted by the Board of Directors on October 16, 1997 and approved by the stockholders on November 18, 1997. An amendment to the Employee Plan to increase the number of shares of Common Stock received for issuance thereunder from 1,000,000 to 2,800,000 was approved by the Board of Directors on June 17, 1998 and approved by the stockholders on August 18, 1998.

     As amended, a total of 2,800,000 shares of Common Stock are reserved for issuance under the Employee Plan. As of June 30, 2001, options to purchase 2,500,000 shares had been granted and remained outstanding, leaving only 300,000 shares available for future grants under the Plan.

     On June 28, 2001, the Board unanimously authorized an amendment to the Employee Plan (the "Employee Plan Amendment"). Subject to stockholder approval, the Employee Plan Amendment provides for an increase in the number of shares of Common Stock reserved for issuance under the Employee Plan from 2,800,000 to 3,800,000. It is the view of the Board that an increase is advisable in order to enable the Company to continue to attract and retain highly qualified employees, and that the amount of the increase is appropriate under the circumstances.

PROPOSED AMENDMENT TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE EMPLOYEE PLAN

     Stockholder approval is hereby being sought for the Employee Plan Amendment. Currently, the total number of shares of Common Stock reserved for issuance under the Employee Plan is 2,800,000. If the Employee Plan Amendment is approved, the total number of shares of Common Stock reserved for issuance under the Employee Plan will be 3,800,000, reflecting an increase of 1,000,000 shares.

     The Company's executive officers have an interest in approval of this proposal, in that they, along with all other individuals eligible to participate in the Plan, will be eligible for grants of options and other awards under the Employee Plan.

     A description of the Employee Plan and the Employee Plan Amendment follows Proposal 2.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT OF THE EMPLOYEE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER.

                          DESCRIPTION OF THE COMPANY'S
                       1997 EMPLOYEE STOCK INCENTIVE PLAN

     Stockholders are being asked to approve an amendment to the Sizzler International, Inc. 1997 Employee Stock Incentive Plan, under which an aggregate of 3,800,000 shares of the Company's Common Stock will be authorized for issuance under the Plan. The Employee Plan is an important part of the Company's compensation program and is essential to its ability to attract and retain highly qualified employees. The proposed Employee Plan Amendment is necessary to enable the Company to continue providing options to new and current employees.

     The Employee Plan and the Employee Plan Amendment are described in detail below. The summary of the provisions of the Employee Plan and Employee Plan Amendment which follows is not intended to be complete, and is qualified in its entirety by the Employee Plan and Employee Plan Amendment. The Employee Plan Amendment is attached hereto as Appendix "A," however, due to its length, the Employee Plan is not included with this Proxy Statement. Stockholders may obtain a copy of the Employee Plan, without charge, by written request to: Michael B. Green, Secretary, Sizzler International, Inc., 6101 West Centinela Avenue, Culver City, California 90230, telephone number (310) 568-0135.

SHARES SUBJECT TO THE PLAN

     Assuming approval of the proposed Employee Plan Amendment, an aggregate of 3,800,000 shares of the Company's Common Stock will be reserved for issuance under the Employee Plan. If any option granted pursuant to the Employee Plan expires or terminates for any reason without being exercised in whole or in part, or any other award terminates without being issued, then the shares released from such option or terminated award will again become available for grant and purchase under the Employee Plan.

ELIGIBILITY

     Any person employed by the Company or any of its subsidiaries on a salaried basis, including any director so employed (a "Participant"), is eligible to receive awards under the Employee Plan. Approximately 500 individuals are currently eligible to participate in the Employee Plan. There is no limit on the aggregate maximum of shares of Common Stock that a Participant is eligible to receive at any time during the term of the Employee Plan. The Company receives no consideration from Participants in connection with the granting of awards under the Employee Plan (other than the purchase price at which restricted shares may be sold).

ADMINISTRATION

     The Employee Plan is to be administered by the Compensation and Stock Option Committee appointed by the Board and consisting of Board members who are "Non-Employee Directors" as defined in the Employee Plan. Subject to the terms of the Employee Plan, the Committee determines the persons who are to receive awards, the number of shares or amount of cash subject to each such award and the terms and conditions of such awards. The Committee also has the authority to construe and interpret any of the provision of the Employee Plan or any awards granted thereunder.

STOCK OPTIONS

     The Employee Plan permits the granting of stock options that are intended to qualify either as Incentive Options ("IOs"), Nonqualified Options ("NQOs") or Discount Options.

     The option exercise price for each IO share will be no less than 100% of the "fair market value" (as defined in the Employee Plan) of a share of Common Stock at the time such option is granted, except in the case of a 10% stockholder, for whom the exercise price must be at least 110% of the fair market value. The option exercise price for each NQO will be no less than the fair market value of a share of Common Stock at the time such option is granted. The option exercise price for each Discount Option will be less than the fair market value of a share of Common Stock at the time such option is granted, but not less than the greater of (a) 50% of the fair market value of a share of Common Stock at the time of the option grant or (b) the par value of a share of Common Stock.

     The exercise price of options granted under the Employee Plan generally must be paid in full in cash concurrently with the exercise. However, the Committee may provide in an option agreement that payment of the exercise price may be made, in whole or in part, (1) by delivery and surrender of shares of the Company's Common Stock having a fair market value on the date of surrender equal to the aggregate exercise price of the option; (2) by reducing the number of shares of Common Stock to be delivered to the optionee upon exercise of such option, such reduction to be valued on the basis of the aggregate fair market value on the date of exercise of the additional shares of Common Stock that would otherwise have been delivered to such optionee upon exercise of such option and; (3) in the event that the exercise of the option occurs after the "Acceleration Date" (as defined below), by tender of a full recourse promissory note, provided that the principal amount of the note does not exceed the excess of the exercise price of such option over the aggregate par value of the optioned shares.

     Options granted under the Employee Plan will expire on (a) the earlier of the tenth anniversary (or the fifth anniversary in the case of a 10% stockholder) of the date of grant or (b) within a certain time after the Participant's termination of employment with the Company (as set forth in the Option Agreement).

     The Employee Plan does not permit any option under the plan to be granted at an exercise price of less than the greater of (a) 50% of the fair market value of a share of Common Stock at the time of the option grant or (b) the par value of the Company's Common Stock. The Company's acceptance of payment of the exercise price in shares of its Common Stock is subject to any applicable prohibition on acquisition by the Company of its own shares.

RESTRICTED SHARE AWARDS

     The Committee may sell restricted shares to Participants either in addition to, or in tandem with, other awards under the Employee Plan. Restricted shares are subject to such restrictions as the Committee may impose. These restrictions may be based upon completion of a specified number of years of service with the Company or upon completion of performance goals as set out in advance. Prior to the grant of any award, the Committee must: (a) determine the nature, length and starting date of any performance period for restricted stock awards; (b) select from among the performance factors to be used to measure performance goals, if any; and (c) determine the number of shares that may be awarded to the Participant. Prior to the payment of any award, the Committee must determine the extent to which such award has been earned. Performance goals selected by the Committee generally involve the following types of criteria: (a) net revenue and/or net;

(b) earnings before income taxes and amortization growth; (c) operating income and/or operating income growth; (d) net income and/or net income growth; (e) earnings per share and/or earnings per share growth; (f) total stockholder return and/or total return growth; (g) return on equity; (h) economic value added; and (i) individual confidential business objectives. The purchase price for such awards must be no less than the par value of the Company's Common Stock on the date of the award. Payment of the purchase price for restricted shares must be in cash in full on the date of sale.

STOCK APPRECIATION RIGHTS

     The Committee may grant stock appreciation rights to Participants in tandem with stock options under the Employee Plan. Stock appreciation rights ("SARs") entitle the recipient of an option to elect to surrender all or part of his or her option in lieu of exercise of such option. Holders of SARs may make such an election, at their option, subject to the approval of the Committee. Holders of SARs electing to surrender all or part of an option may receive cash, shares of the Company's Common Stock or a combination of both having an aggregate fair market value on the date of surrender equal to the excess of (i) the aggregate fair market value on the date of such surrender of the Common Stock otherwise issuable upon exercise of such option or part thereof so surrendered, over and above (ii) the exercise price of such option or part thereof so surrendered.

     If the grant of an option under the Employee Plan includes the grant of an SAR, the SAR will be subject to certain conditions and restrictions, unless waived by the Committee. The conditions and restrictions include restrictions on receipt of cash upon exercise of the SAR unless the Company shall have filed all reports and statements required under the Securities Exchange Act of 1934, as amended (the "Exchange Act") during the year prior to exercise and continues to publicly release quarterly and annual summary statements of sales and earnings on a regular basis. Elections by SAR holders to receive cash in full or partial settlement of an SAR must be made between the third and twelfth business day following such a quarterly or annual release. Exercise of an SAR also is subject to other requirements of the Exchange Act.

MERGERS, CONSOLIDATIONS AND CHANGES OF CONTROL

     In the event of certain changes in control of the Company, all outstanding options and SARs granted under the Employee Plan become fully exercisable, and all restrictions imposed upon restricted shares sold under the Employee Plan terminate, on such date of the change of control (defined as the "Acceleration Date").

     The Employee Plan and all outstanding options and SARs granted thereunder terminate on the first of the following to occur: (i) a dissolution or liquidation of the Company, (ii) a reorganization, merger, or consolidation of the Company as a result of which the outstanding securities of the class then subject to the Employee Plan are exchanged for or converted into cash, property, and/or securities not issued by the Company, which reorganization, merger, or consolidation shall have been affirmatively recommended by the Board to the stockholders of the Company, or (iii) a sale of substantially all of the property and assets of the Company.

TERMINATION OR AMENDMENT

     The Board may terminate or amend the Employee Plan, including amending any form of award agreement or instrument to be executed pursuant to the Plan. The Board may not, without the approval of stockholders, amend the Employee Plan in any manner that requires stockholder approval pursuant to the Employee Plan.

TERM OF THE EMPLOYEE PLAN

     The Employee Plan became effective upon adoption by the Board and will continue until terminated by action of the Board or by any of the events or transactions specified above under "Mergers, Consolidations and Changes of Control." Restricted shares may not be sold, and options may not be granted, after January 1, 2007.

FEDERAL INCOME TAX INFORMATION

     THE FOLLOWING INFORMATION IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND PARTICIPANTS OF PARTICIPATION IN THE EMPLOYEE PLAN. THE FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR EACH PARTICIPANT WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. EACH PARTICIPANT IS ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE EMPLOYEE PLAN.

     Incentive Stock Options. The Participant will recognize no income upon grant of an IO and incur no tax on its exercise unless Participant is subject to the Alternative Minimum Tax ("AMT"). If the Participant holds the stock acquired upon exercise of an IO (the "IO Shares") for more than one year after the date the option was exercised and for more than two years after the option was granted, the Participant generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the IO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the IO Shares. If the Participant disposes of IO Shares prior to the expiration of either required holding period (a "disqualifying disposition"), then the gain realized upon such disqualifying disposition, up to the difference between the fair market value of the IO Shares on the date of exercise (or, if less, the amount realized on a sale of such shares) and the option exercise price, will be treated as ordinary income. Any additional gain will be treated as capital gain.

     Alternative Minimum Tax. The difference between the exercise price and fair market value of the IO Shares on the date of exercise of an IO is an adjustment to income for purposes of the AMT. The AMT (imposed to the extent it exceeds the taxpayer's regular tax) is generally 26% of an individual taxpayer's alternative minimum taxable income (28% in the case of alternative minimum taxable income in excess of $175,000). Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by tax preference items and reducing this amount by the applicable exemption amount ($49,000 in case of a joint return, subject to reduction under certain circumstances). If a disqualifying disposition of the IO Shares occurs in the same calendar year as exercise of the IO, there is no adjustment with respect to those IO Shares. Also, upon a sale of IO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the IO shares at exercise over the amount paid for the IO Shares.

     Nonqualified Stock Options. A Participant will not recognize any taxable income at the time an NQO is granted. However, upon exercise of an NQO, the Participant generally must include in income as compensation an amount equal to the difference between the fair market value of the NSO shares on the date of exercise and the Participant's exercise price. The included amount will be treated as ordinary income by the Participant and will be subject to withholding by the Company (either by payment in cash or withholding out of the Participant's salary). Upon re-sale of the NSO shares by the Participant, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss.

     Capital Gain Tax Rate. Short-term capital gains (i.e., on assets held 12 months or less) are taxed at the same rate as ordinary income. Long-term capital gains (i.e., on assets held for more than 12 months) are taxed at a maximum rate of 20%, (to the extent that the gains do not place the taxpayer in a tax bracket of over 15%, the gains will be taxed at 10%). In addition, for tax years after December 31, 2000, gain from the sale or exchange of property held for more than five years and the holding period for which begins after December 31, 2000 which would otherwise be taxed at the 20% rate will be taxed at the 18% rate. These capital gain tax rates are more favorable than the 39.6% maximum tax rate applicable to ordinary income. Capital gains may be offset by capital losses and up to $3,000 of capital losses may be offset annually against ordinary income.

     Restricted Stock. Restricted stock will generally be subject to tax at the time of receipt of shares of Common Stock or cash, unless there are restrictions that enable the Participant to defer tax. At the time that tax is incurred, the tax treatment will be similar to that discussed above for NQOs.

     Tax Treatment of the Company. Subject to the limitations imposed by Section 162 (m) of the Code, the Company will generally be entitled to a deduction in connection with the exercise of an NQO by a Participant or upon the receipt of restricted stock by a Participant, to the extent that Participant recognizes ordinary income, and provided that the Company complies with IRS reporting requirements relating to the income. The Company will be entitled to a deduction in connection with the disposition of IO shares only to the extent that the Participant recognizes ordinary income on a disqualifying disposition for the IO Shares, and provided that the Company complies with IRS reporting requirements relating to the income. The Company will treat any transfer of record ownership of shares as a disposition, unless it is notified to the contrary. In order to enable the Company to learn of disqualifying dispositions and ascertain the amount of the deduction to which it is entitled, Participants will be required to notify the Company in writing of the date and terms of any disqualifying dispositions of IO Shares.

ERISA

     The Company believes that the Employee Plan is not subject to any provision of the Employee Retirement Income Security Act of 1974 ("ERISA").

                                   PROPOSAL 3

 AMENDMENT TO THE 1997 NON-EMPLOYEE DIRECTORS' STOCK INCENTIVE PLAN TO INCREASE
             THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER

GENERAL

     The 1997 Non-Employee Directors' Stock Incentive Plan (the "Directors Plan") was adopted by the Board of Directors on October 16, 1997 and approved by the stockholders of the Company on November 18, 1997.

     Initially, a total of 400,000 shares of Common Stock were reserved for issuance under the Directors Plan. As of June 30, 2001, options to purchase all 400,000 shares had been granted, leaving no shares available for future grants under the Directors Plan.

     On June 28, 2001, the Board unanimously authorized an amendment to the Directors Plan (the "Directors Plan Amendment"). Subject to stockholder approval, the Directors Plan Amendment provides for an increase in the number of shares of Common Stock reserved for issuance under the Directors Plan from 400,000 to 775,000. It is the view of the Board that an increase is advisable in order to enable the Company to continue to attract and retain highly qualified directors, and the amount of the increase is appropriate under the circumstances.

PROPOSED AMENDMENT TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE DIRECTORS PLAN

     Stockholder approval is hereby being sought for the Directors Plan Amendment. Currently, the total number of shares of Common Stock reserved for issuance under the Directors Plan is 400,000. If the Directors Plan Amendment is approved, the total number of shares of Common Stock reserved for issuance under the Directors Plan will be 775,000, reflecting an increase of 375,000 shares.

     The Company's non-employee directors have an interest in approval of Proposal 3, in that they will be eligible for grants of options under the Directors Plan.

     A description of the Directors Plan and the Directors Plan Amendment follows Proposal 3.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT OF THE DIRECTORS PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER.

                          DESCRIPTION OF THE COMPANY'S
               1997 NON-EMPLOYEE DIRECTORS' STOCK INCENTIVE PLAN

     Stockholders are being asked to approve an amendment of the Sizzler International, Inc. 1997 Non-employee Directors' Stock Incentive Plan, under which an aggregate of 775,000 shares of the Company's Common Stock will be authorized for issuance under the Plan. The purpose of the Directors Plan is to provide incentives that will attract and retain highly competent persons as non-employee directors of the Company by providing them with opportunities to acquire a proprietary interest in the Company.

     The Directors Plan and the Directors Plan Amendment is described in detail below. The summary of the provisions of the Directors Plan and of the Directors Plan Amendment which follows is not intended to be complete, and is qualified in its entirety by the Directors Plan and the Directors Plan Amendment. The Directors Plan Amendment is attached hereto as Appendix "B," however, due to its length, the Directors Plan is not included with this Proxy Statement. Stockholders may obtain a copy of the Directors Plan, without charge, by written request to: Michael B. Green, Secretary, Sizzler International, Inc., 6101 West Centinela Avenue, Culver City, California 90230, telephone number (310) 568-0135.

SHARES SUBJECT TO THE DIRECTORS PLAN

     Assuming approval of the proposed Directors Plan Amendment, an aggregate of 775,000 shares of the Company's Common Stock will be reserved for issuance under the Directors Plan. As of June 30, 2001, options to purchase all 400,000 shares of the Company's Common Stock had been granted under the Directors Plan. The number of shares issuable pursuant to options granted under the Directors Plan is subject to proportionate adjustment in certain circumstances, including merger, consolidation, sale of all or substantially all the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to such shares or other securities.

     The shares to be delivered under the Directors Plan will be made available, at the discretion of the Board of Directors or administrative committee, either from authorized but unissued shares of the Company Common Stock or from previously issued shares of the Company Common Stock reacquired by the Company, including shares purchased on the open market. If any Option granted under the Directors Plan terminates for any reason or expires before such option is exercised in full, the shares covered by the unexercised portion of such Option may again be subject to an Option granted under the Directors Plan.

ELIGIBILITY

     The Directors Plan provides for the grant of stock options which are not qualified as incentive stock options within the meaning of Section 422A of the Internal Revenue Code ("Options") to any director of the Company who is not an officer or employee of the Company or any of its parent or subsidiary corporations (a "Non-employee Director"). As of the date of this Proxy Statement the following five directors were eligible to receive Options under the Directors Plan: James A. Collins, Barry E. Krantz, Phillip D. Matthews, Robert
A. Muh, and Charles F. Smith.

ADMINISTRATION

     The Directors Plan will be administered by the Board of Directors or such committee as the Board of Directors may appoint. The Directors Plan provides that any committee authorized by the Board of Directors to administer the Directors Plan must consist of two or more directors of the Company who have not been eligible at any time within one year before appointment to such committee to receive an Option under the Plan.

     Under the Directors Plan the administrative powers of the Board of Directors include (but are not limited to) authority (i) to construe the Directors Plan and any agreements defining the rights and obligations of the Company and the Non-employee Directors under the Directors Plan, (ii) to prescribe, amend and rescind rules and regulations relating to the Directors Plan, and (iii) to make all other determinations necessary or advisable for the administration of the Directors Plan. Each Option granted under the Directors Plan will be evidenced by an agreement (the "Option Agreement") signed by the Company and by the Non-employee Director grantee (the "Optionholder").

GRANT OF OPTIONS

     Options under the Directors Plan consist of Initial Options, Annual Options, Designated Committee Options, and Deferred Fees Options.

     Initial Options. On the date that any person becomes a Non-Employee Director of the Company, such person is automatically granted an Option to purchase 1,000 shares of Common Stock (an "Initial Option"). The exercise price per share of an Initial Option is the fair market value per share of the Common Stock on the date of grant. Initial Options generally may not be exercised before the first anniversary of the date of grant. In addition, until the second anniversary of the date of grant, the holder of an Initial Option generally may not exercise more than 50% of the aggregate number of shares subject to such option.

     Annual Options. On the first business day of each calendar year during the term of the Directors Plan, each eligible Non-Employee Director then in office is automatically granted an option (an "Annual Option"), to purchase 2,000 shares of Common Stock at the fair market value of these shares on such date. Annual Options become exercisable no less than one year from the date of grant. To be eligible, a Non-Employee Director must not have been granted any discretionary options in lieu of Annual Options for the relevant calendar year. The following directors have been granted discretionary options in lieu of Annual Options and are not eligible for Annual Options through calendar year 2002: Barry E. Krantz, Phillip D. Matthews, Robert A. Muh, and Charles F. Smith.

     Designated Committee Options. Each Non-Employee Director that is a member of a "Designated Committee" is entitled to receive Designated Committee Options. In lieu of attendance or other cash fees from the Company for participation on such committee, each Designated Committee member is automatically granted, on the date of each meeting of the Designated Committee attended by such Director, a Designated Committee Option to purchase 1,000 shares of Common Stock. The exercise price per share of a Designated Committee Option is the fair market value per share of the Common Stock on the date of grant, less $2.00. Designated Committee Options are exercisable immediately upon the date of grant. Currently, there are no Designated Committees of the Board of Directors, and the Company does not expect to grant any additional Designated Committee Options.

     Deferred Fees Options. Each Non-Employee Director is entitled to elect to receive, in lieu of all or a specified portion of annual retainer fees for each of the remaining calendar years of his or her term (a "Plan Year"), an annual Deferred Fees Option. The number of shares of Common Stock subject to the Deferred Fees Option for each Plan Year is equal to the nearest number of whole shares determined in accordance with the following formula:

Annual Retainer or percentage thereof
-------------------------------------   =   Number of Shares
      50% of Fair Market Value

     "Annual Retainer," as defined in the Directors Plan, means the amount of fixed fees to which the Non-Employee Director is entitled for serving as a director of the Company in the relevant Plan Year. As defined, the Annual Retainer assumes no change in the director's compensation from that in effect as of the date in January on which the Option is granted. Annual Retainer does not include fees for attendance at meetings of the Board of Directors or any committee of the Board of Directors or for any other services to be provided to the Company. The fair market value of the Common Stock is determined as of the date of grant.

     The exercise price per share of a Deferred Fees Option is 50% of the fair market value per share of the Common Stock on the date of grant. In this manner, upon grant of a Deferred Fees Option the aggregate spread between the Option's exercise price and the value of the underlying Common Stock is equal to the amount of Annual Retainer fees the Non-Employee Director has elected to forego. Deferred Fees Options generally may not be exercised before the expiration of six months after the date of grant. In addition, until the end of the first anniversary of the date of grant, the holder of a Deferred Fees Option generally may not exercise more than 50% of the aggregate number of shares subject to such option.

TERMS AND CONDITIONS OF OPTIONS

     Exercise. Options may be exercised from time to time in accordance with the terms of the Directors Plan and the applicable Option Agreement, but no later than ten years and one month from its date of grant.

     Purchase Price. Upon the exercise of an Option, the purchase price will be payable in full in cash or its equivalent acceptable to the Company. In the discretion of the Board of Directors or administrative committee, the purchase price may be paid by the assignment and delivery to the Company of shares of Common Stock or a combination of cash and such shares equal in value to the exercise price. Any shares so assigned and delivered to the Company in payment or partial payment of the purchase price will be valued at their fair market value on the exercise date. The purchase price of Common Stock under any Option granted under the Directors Plan may not be less than the par value of such stock.

     Accelerating Events. Each Option granted under the Directors Plan that is not already exercisable will become immediately exercisable in full (i) in the case of an Optionholder whose services as a director have terminated, as specified below under "Termination of Directorship" and (ii) until the expiration of the stated term of the Option, upon the occurrence of any "Change in Control," as such term is defined in the Directors Plan.

     Termination of Directorship. If an Optionholder's services as a director terminate by reason of such director's death, disability or "Normal Board Retirement" (as determined by the Board of Directors or administrative committee in accordance with the Directors Plan), each Option granted under the plan held by such director will become immediately exercisable in full for a period of three years after the date of such termination or until the expiration of the stated term of the Option, whichever is shorter; provided, however, that if an Optionholder dies or suffers a disability during said three-year period after Normal Board Retirement, such Option will remain exercisable in full for a period of three years after the date of such death or disability or until the expiration of the stated term of such Option, whichever period is shorter.

     If an Optionholder's services as a director terminate for reason other than death, disability or Normal Board Retirement, any portion of an Option held by such Optionholder which is not then exercisable will terminate and any portion of such Option which is then exercisable may be exercised for three months after the date of such termination or until the expiration of the stated term of such Option, whichever period is shorter. Notwithstanding the foregoing, if an Optionholder dies or suffers a disability during such three-month period, such Option may be exercised for a period of one year after the date of such Optionholder's death or disability or until the expiration of the stated term of such Option, whichever period is shorter, but only to the extent exercisable on the date of the Optionholder's death or disability.

     Transferability. Options are not transferable except upon death, by will or by operation of the laws of descent and distribution, and can be exercised during the director's lifetime only by such director except Participants may be permitted to designate beneficiaries to exercise Options after the Participant's death.

TERMINATION OR AMENDMENT

     The Directors Plan provides that the Board of Directors may, at any time, amend, suspend or terminate the Directors Plan; provided, however, that, except for the power of the Board of Directors to adjust the terms of the Directors Plan in certain circumstances, no action by the Board of Directors without the approval of the stockholders may change the class of persons eligible to participate in the Directors Plan or increase the aggregate number of shares subject to the Directors Plan.

TERM OF THE DIRECTORS PLAN

     The Directors Plan became effective on October 16, 1997 and, unless earlier terminated by action of the Board, will expire ten years and one month after it has become effective.

FEDERAL TAX CONSEQUENCES

     The following statement is based on present federal tax laws and regulations and does not purport to be a complete description of the federal income tax aspects of the Directors Plan.

     The grant of an Option under the Directors Plan will not result in any taxable income to the Optionholder. When such an Option is exercised, an Optionholder subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, will recognize taxable income (and the Company will be entitled to a deduction) on the earlier of the date of exercise or six months after the Option grant date on the excess of the fair market value of the shares on such date over the exercise price, unless, with respect to Options otherwise taxable six months after the Option grant date, he elects within thirty days of exercise, under Section 83(b) of the Code, to be treated like an Optionholder who is not subject to Section 16(b) as described below. Upon the exercise of an Option by an Optionholder not subject to Section 16(b), the Optionholder will recognize ordinary income (and the Company will be entitled to a deduction) in an amount equal to the excess of the fair market value of the shares purchased on the date of exercise over the exercise price. Any gain or loss on the stock after the date upon which an Optionholder recognizes taxable income, as described above, is treated generally as capital gain or loss. (See "Federal Income Tax Information -- Capital Gains Tax Rate" under Proposal 2).

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

                                                                                                 LONG TERM
                                                                                               COMPENSATION
                                                                                   -------------------------------------
                                                                                   RESTRICTED                   ALL
                    NAME AND                             ANNUAL COMPENSATION(1)      STOCK        STOCK        OTHER
               PRINCIPAL POSITION                        -----------------------     AWARDS      OPTIONS    COMPENSATION
               AT APRIL 30, 2001                  YEAR   SALARY($)   BONUS($)(2)     ($)(3)        (#)        ($)(10)
               ------------------                 ----   ---------   -----------   ----------   ---------   ------------
Charles L. Boppell(4)...........................  2001    372,000           --           --            --          --
Chief Executive Officer                           2000    350,000      200,000           --            --          --
and Director                                      1999     47,000       42,526           --     1,000,000          --
Kevin W. Perkins................................  2001    244,000      123,358        --(5)            --          --
Chief Executive Officer/                          2000    310,000      211,000           --            --          --
International Division                            1999    310,000      254,706           --       120,000          --
and Director
Diane M. Hardesty...............................  2001    172,000       10,000           --        30,000          --
Chief Administrative Officer and                  2000    165,000       41,000           --            --          --
Vice President, Human Resources                   1999         --       20,000           --        40,000          --
& Administration
Michael B. Green................................  2001    156,000       20,000           --        25,000          --
Vice President,                                   2000    150,000       32,000           --            --          --
General Counsel and Secretary                     1999    125,000       41,100           --        25,000          --
John J. Burns(6)................................  2001    136,000       10,000           --        12,500          --
Vice President, Purchasing/Distribution           2000    130,000       27,300           --            --          --
                                                  1999    115,000       42,300           --        25,000          --
Thomas E. Metzger(7)............................  2001    231,000           --           --        50,000     262,100(8)
Former President, Sizzler USA                     2000         --       31,000           --            --          --
Steven R. Selcer(9).............................  2001     93,000           --           --        35,000          --
Former Vice President,                            2000    138,000       56,000           --        40,000          --
Chief Financial Officer

---------------
(1) In addition to salary and bonus, certain of the named executives may receive other annual compensation in the form of automobile allowance and cost reimbursement, reimbursements for legal and tax assistance, and executive medical plan costs. For fiscal 1999, 2000 and 2001, no such items of other annual compensation exceeded the lesser of $50,000 or 10% of total salary and bonus for any named executive.

(2) Bonuses are attributed to the fiscal year with respect to which they are earned rather than paid.

(3) Restricted stock may be sold to eligible employees at the discretion of the Board of Directors for an amount that is not less than the par value of such shares. Dividends, when paid, are paid on all restricted stock. All restricted shares are subject to limitations on sale or other disposition thereof, which terminate upon the satisfaction of certain criteria established by the Board of Directors at the time of the sale. As of the end of fiscal 2001, the aggregate restricted stock holdings remaining, valued as of the end of fiscal 2001, are as follows: Mr. Perkins, 198,090 shares valued at $244,000.

(4) Mr. Boppell became Chief Executive Officer of the Company on February 8, 1999, with salary and compensation commencing March 15, 1999.

(5) In fiscal 2001, Mr. Perkins was awarded restricted stock for which he paid cash equal to its fair market value.

(6) Mr. Burns became Vice President, Purchasing, of Sizzler USA on June 3, 1997 and became Vice President, Purchasing of the Company on January 10, 2001.

(7) Mr. Metzger became President, Sizzler USA on December 27, 1999. As of March 31, 2001, Mr. Metzger ceased to be employed by the Company.

(8) Includes compensation paid to Mr. Metzger in connection with the termination of his employment.

(9) Mr. Selcer became Vice President, Chief Financial Officer of the Company on August 17, 1999. As of October 13, 2000, Mr. Selcer ceased to be employed by the Company.

(10) Certain executive officers receive the benefit of life insurance provided by the Company. For fiscal 1999, 2000 and 2001, the cost of premiums did not exceed $3,000 for any named executive officer.

OPTION GRANTS IN THE LAST FISCAL YEAR

     The following table sets forth grants of options to purchase shares of the Company's Common Stock during the fiscal year ended April 30, 2001 to the executive officers named in the Summary Compensation Table:

                                                      INDIVIDUAL GRANTS
                         ---------------------------------------------------------------------------
                             SECURITIES       TOTAL OPTIONS GRANTED     EXERCISE OR
                         UNDERLYING OPTIONS      TO EMPLOYEES IN            BASE         EXPIRATION         GRANT DATE
         NAME              CREATED(#)(1)         FISCAL YEAR(%)        PRICE($/SH)(2)       DATE       PRESENT VALUE($)(3)
         ----            ------------------   ---------------------   ----------------   -----------   --------------------
Charles L. Boppell.....            --                   --                     --               --                --
Diane M. Hardesty......        30,000                  6.5%                $ 2.56          6/23/10            45,795
Michael B. Green.......        25,000                  5.4%                $ 2.56          6/23/10            38,163
John J. Burns..........        12,500                  2.7%                $ 2.56          6/23/10            19,081
John Sarkisian.........        40,000                  8.7%                $ 1.81          1/10/11            43,104
Steven R. Selcer(4)....        35,000                  7.6%                $ 2.56          1/13/01            53,428
Thomas E. Metzger(5)...        50,000                 10.8%                $ 2.56          6/25/01            76,325

------------------

(1) Incentive stock options granted pursuant to the Company's 1997 Employee Stock Incentive Plan. The options become exercisable in equal amounts in each of the three years after the date of grant. The 1997 Employee Stock Incentive Plan has provisions about the impact of a change of control, death, disability, retirement and termination of employment on the exercisability of options.

(2) Based, in the case of Mr. Sarkisian, on the market price per share for the Company's Common Stock as of January 10, 2001 and, in all other cases, on such market price per share as of June 23, 2000.

(3) In accordance with rules of the Securities and Exchange Commission, the Company used the Black Scholes option pricing model to estimate the present value as of the grant date of the option. The Company cannot predict or estimate the future price of its Common Stock, and no option pricing model, including the Black Scholes model, can accurately determine the value of an option. Accordingly, the Company can make no assurance that the value realized by the officer, if any, will be at or near the value estimated in accordance with the Black Scholes model. The assumptions that the Company used for the valuation include: 64% price volatility, 5.5% weighted average risk-free rate of return, 0% dividend yield, and a single option exercise at the end of five years. The Company made no adjustment for non-transferability or risk of forfeiture.

(4) As of October 13, 2000, Mr. Selcer ceased to be employed by the Company.

(5) As of March 25, 2001, Mr. Metzger ceased to be employed by the Company.

EXECUTIVE SUPPLEMENTAL BENEFIT PLAN

     During fiscal 2001, the Company maintained an Executive Supplemental Benefit Plan ("SERP"). Under the SERP, the normal retirement date is the later of the participant's sixty-fifth birthday or the date the participant achieves 10 years of service under the SERP. Participants who retire at the normal retirement date are entitled to receive 65% of the average for their three highest years of earnings, comprised of base salary and standard bonus, but excluding any other cash bonus or form of remuneration, during the last five years of employment, reduced by 50% of the participant's primary social security benefit and by the annuitized value of the participant's account balance under the profit sharing portion of the Company's Employee Savings Plan. Such benefits are payable as a life and survivor annuity. Participants who retire between the ages of 55 and 65 and who have completed 15 years of service under the SERP are entitled to receive reduced benefits based on age and the number of years of service completed.

     The Company has not designated any new participants in the SERP since 1992 and currently no new participants are expected to be designated. Kevin W. Perkins is the only executive officer of the Company that has been designated as a participant in the SERP. Mr. Perkins has 21 years of service under the SERP.

EMPLOYMENT CONTRACT

     The Company is a party to a five-year employment agreement with Charles L. Boppell, its Chief Executive Officer. The agreement, entered into on February 8, 1999, sets forth Mr. Boppell's position and responsibilities with the Company. Under the agreement, Mr. Boppell is to receive a minimum annual base salary of $350,000 over the term of the agreement. The agreement entitles Mr. Boppell to participation in the Management Incentive Plan or other bonus program, disability benefits, and other fringe benefits and perquisites generally available to executive officers of the Company. The agreement expires on February 7, 2004.

     Under the employment agreement, the Company may terminate the executive's employment for cause. "For Cause" is defined to include the executive's (a) breach of his covenants contained in the agreement, (b) entry of a plea of guilty or nolo contendere for any crime involving moral turpitude or any felony punishable by imprisonment or his conviction of any such offense, (c) commission of any act of fraud related to his duties, and (d) willful misconduct, dishonesty or gross negligence in performance of his duties.

     The Company may terminate the executive's employment without cause upon thirty (30) days notice. Upon a termination without cause, the executive is entitled to termination benefits. The termination benefits include continuation payments, 18 months of health insurance benefits, and a prorated portion of his performance bonus for the year of his termination. The continuation payments, consisting of base salary plus average historical bonus, commence following the termination date and continue for one year (two years if the termination occurs before February 1, 2001).

     Mr. Boppell may terminate his employment with the Company on just grounds upon 30 days notice. "Just Grounds" is defined to include (a) any material breach by the Company of its covenants contained in the agreement, (b) a material reduction or expansion in the scope of Mr. Boppell's authority and duties and responsibilities inconsistent with his capacity as Chief Executive Officer, (c) a relocation of the Company's principal executive offices to a location more than 50 miles from its present location, or (d) a change in control in the ownership of the Company. Upon a termination for just grounds (other than a change in control of the Company), the agreement provides for the same termination benefits as would be provided upon a termination by the Company without cause. In the event of a change of control, the agreement entitles Mr. Boppell to a lump sum severance payment equal to two years of base salary and average historical bonus.

     In connection with the employment agreement, the Company granted to Mr. Boppell an option to purchase 1,000,000 shares of the Company's Common Stock at an exercise price of $2.19 a share. The option vests and becomes exercisable over a five-year period, at the rate of 200,000 shares in each of fiscal 2000, 2001, 2002, 2003 and 2004. The number of shares and the exercise price are subject to adjustment under certain events. In the event of termination of the employment agreement by the Company without cause, or termination by Mr. Boppell for just grounds, Mr. Boppell is entitled, in addition to any then vested options, to retain a prorated portion of optioned shares that would otherwise have vested during the year of his termination. In the event of a change of control in the Company, the agreement provides for the acceleration of the vesting and exercisability of the entire unvested portion of the grant.

                         REPORT OF THE AUDIT COMMITTEE

To the Board of Directors of Sizzler International, Inc.:

     We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended April 30, 2001.

     We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

     Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended April 30, 2001.

     We have reviewed the charter adopted last year and concluded that the charter is adequate and no modifications are necessary at this time.

                                          Charles F. Smith, Chairman

                                          Phillip D. Matthews
                                          Robert A. Muh

July 27, 2001

     The foregoing Report of the Audit Committee contained in this proxy statement shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein, and shall not be deemed soliciting material or otherwise deemed filed under either of such Acts, or be subject to Regulation 14A or 14C (other than as provided in Item 7 thereof) or to the liabilities of Section 18 of the Securities Exchange Act of 1934.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP was the Company's certified public accountant for the year ended April 30, 2001. During the past fiscal year, the Company also engaged Arthur Andersen LLP to render certain non-audit professional services, involving assistance on tax planning matters and general consultations. Each professional service performed by Arthur Andersen LLP during fiscal 2001 was approved, and the possible effect of such service on the independence of such firm was considered, by the Audit Committee.

     Audit Fees. The aggregate fees billed to the Company for professional services rendered by Arthur Andersen LLP for the audit of the Company's financial statements for its 2001 fiscal year, and the review of the financial statements included in the Company's Forms 10-Q for that year, were $230,000.

     Non-Audit Fees. The aggregate fees billed to the Company for all tax and other professional services (other than audit services) rendered by Arthur Andersen LLP were $155,000.

     The appointment of auditors is approved annually by the Board of Directors based in part on the recommendation of the Audit Committee. In making its recommendations, the Audit Committee reviews both the audit scope and estimated audit fees for the coming year. Arthur Andersen LLP has been selected by the Audit Committee for the current year and the Board of Directors has approved this recommendation. Stockholder approval is not sought in connection with this selection. Representatives of Arthur Andersen LLP will be present at the Annual Meeting of Stockholders and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions from stockholders.

                              COST OF SOLICITATION

     The entire cost of soliciting proxies will be borne by the Company, including expenses in connection with preparing and mailing proxy solicitation materials. The Company has engaged Georgeson & Company, Inc. to solicit proxies from brokers, banks, other institutional holders, non-objecting beneficial owners ("NOBO's") and individual holders of record. The Company has agreed to pay the firm a fee of $10,000. The Company also has agreed to reimburse the firm for mailing and certain other costs. The Company anticipates the total cost to be paid under the agreement will be approximately $12,500.

     In addition, proxies may be solicited by certain officers, directors and regular employees of the Company, without extra compensation, by telephone, telecopy or personal interview. Although there is no formal agreement to do so, the Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxies and proxy material to the beneficial owners of the Company's Common Stock.

                 STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     Any stockholder proposal to be considered for presentation at the 2002 Annual Meeting of Stockholders, including any nomination of directors to the Board, must be received by the Company at its principal executive offices located at 6101 West Centinela Avenue, Culver City, California 90230, on or before March 30, 2002 for inclusion in the Company's Proxy Statement and form of Proxy.

                                 OTHER MATTERS

     The Corporation's by-laws require that there be furnished to the Corporation written notice with respect to the nomination of a person for election as a director (other than a person nominated by or at the direction of the Board of Directors), as well as the submission of a proposal (other than a proposal submitted by or at the direction of the Board of Directors), at an annual meeting of shareholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing shareholder and the nominee or the proposal, as the case may be, and must be furnished to the Corporation not less than 90 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of such meeting. In the case of the 2001 Annual Meeting, this deadline date was May 31, 2001. A copy of the applicable by-law provisions may be obtained, without charge, upon written request to the Secretary of the Corporation at its principal executive office.

     In the event that the Corporation receives notice of a shareholder proposal prior to the date specified by its by-laws, then, so long as the Corporation includes in its proxy statement advice on the nature of the matter and how the named proxies intend to vote the shares for which they have received discretionary authority, such proxies may exercise discretionary authority with respect to such matter, subject to limited exceptions. The Corporation has not received notice of any matters to be submitted for consideration at the Annual Meeting other than those set forth in the accompanying notice and, accordingly, if any matters properly come before the Annual Meeting for action, the enclosed proxy will be voted on such matters in accordance with the best judgment of the persons named in the proxy.

                                          By Order of the Board of Directors

                                          /s/ Michael B. Green
                                          Michael B. Green
                                          Secretary

Culver City, California
July 27, 2001

                                                                    APPENDIX "A"

                                   AMENDMENT
                                     TO THE
                          SIZZLER INTERNATIONAL, INC.
                       1997 EMPLOYEE STOCK INCENTIVE PLAN

     This Amendment to the Sizzler International, Inc. 1997 Employee Stock Incentive Plan (the "Amendment") is adopted by Sizzler International, Inc. (the "Company") effective as of August 29, 2001.

                                    RECITALS

     A. The Sizzler International, Inc. 1997 Employee Stock Incentive Plan (the "Plan") was adopted by the Board of Directors on October 16, 1997 and approved by the Company's stockholders on November 18, 1997. The Plan was amended by an amendment adopted by the Board of Directors on June 17, 1998 and approved by the Company's stockholders on August 18, 1998.

     B. Section 14 of the Plan, as amended, provides that the Board may amend the Plan, subject to certain instances to receipt of approval of the stockholders of the Company.

     C. On June 28, 2001, the Board of Directors of the Company unanimously adopted a further Amendment to the Plan (the "Second Amendment") increasing the number of shares of Common Stock reserved for issuance from 2,800,000 shares to 3,800,000.

     D. The Second Amendment to the Plan was presented to the stockholders for approval at the Company's Annual Meeting held on August 29, 2001.

                                   AMENDMENT

     1. Section 3 of the Plan, as amended, is hereby amended in its entirety to read as follows:

          3. Common Shares Subject to Plan. The maximum number of Common Shares that may be sold as Restricted Shares or that may be acquired upon the exercise in full of options granted under this Plan, or of Stock Appreciation Rights granted in connection therewith, in the aggregate is 3,800,000, subject to adjustment as provided in Section 11 hereof. Such maximum number does not include the number of Restricted Shares sold under this Plan that are repurchased by the Company nor does it include the number of Common Shares subject to the unexercised portion of any option granted under this Plan that expires or is terminated. However, the maximum number of Common Shares does include the number of Common Shares subject to the portion of any option granted under this Plan that is surrendered in connection with the exercise of any Stock Appreciation Rights granted in connection with such option.

     2. Except as amended in Section 1 hereof the Plan, as amended, remains in full force and effect. Terms used herein not otherwise defined shall have the meaning ascribed to them in the Plan, as amended.

     The undersigned, Michael B. Green, Secretary of the Company, hereby certifies that the Board and the stockholders of the Company adopted this Amendment on June 28, 2001 and August 29, 2001, respectively.

     EXECUTED at Culver City, California this 29th day of August, 2001.

                                          --------------------------------------
                                          Michael B. Green, Secretary

                                                                    APPENDIX "B"

                                   AMENDMENT
                                     TO THE
                          SIZZLER INTERNATIONAL, INC.
               1997 NON-EMPLOYEE DIRECTORS' STOCK INCENTIVE PLAN

     This Amendment to the Sizzler International, Inc. 1997 Non-Employee Directors' Stock Incentive Plan (the "Amendment") is adopted by Sizzler International, Inc. (the "Company") effective as of August 29, 2001.

                                    RECITALS

     A. The Sizzler International, Inc. 1997 Non-Employee Directors' Stock Incentive Plan (the "Plan") was adopted by the Board of Directors on October 16, 1997 and approved by the Company's stockholders on November 18, 1997.

     B. Section 14 of the Plan, as amended, provides that the Board may amend the Plan, subject to certain instances to receipt of approval of the stockholders of the Company.

     C. On June 28, 2001, the Board of Directors of the Company unanimously adopted an Amendment to the Plan (the "Amendment") increasing the number of shares of Common Stock reserved for issuance from 400,000 shares to 775,000.

     D. The Amendment to the Plan was presented to the stockholders for approval at the Company's Annual Meeting held on August 29, 2001.

                                   AMENDMENT

     1. Section 3(a) of the Plan, as amended, is hereby amended in its entirety to read as follows:

          (a) Subject to the provisions of Section 3(c) and Section 11 of the Plan, the aggregate number of shares of Common Stock that may be issued or transferred or exercised pursuant to Options granted under the Plan will not exceed 775,000.

     2. Except as amended in Section 1 hereof the Plan, as amended, remains in full force and effect. Terms used herein not otherwise defined shall have the meaning ascribed to them in the Plan, as amended.

     The undersigned, Michael B. Green, Secretary of the Company, hereby certifies that the Board and the stockholders of the Company adopted this Amendment on June 28, 2001 and August 29, 2001, respectively.

     EXECUTED at Culver City, California this 29th day of August, 2001.

                                          --------------------------------------
                                          Michael B. Green, Secretary

                          SIZZLER INTERNATIONAL, INC.

                                   P R O X Y


     The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated July 27, 2001 and, revoking all prior proxies, appoints Charles L. Boppell and A. Keith Wall and each of them (with full power to act without the other), with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of stock of Sizzler International, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Sizzler International, Inc. to be held on August 29, 2001, and all adjournments and postponements thereof, upon the following matters and in the manner designated on the other side.

     THIS PROXY WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS INDICATED; HOWEVER, IF NO INSTRUCTIONS ARE GIVEN, THE PROXIES WILL VOTE THE SHARES FOR ITEMS 1, 2, 3 AND 4.



                    (Continued, and to be signed and dated on the reverse side.)


                                      SIZZLER INTERNATIONAL, INC.
                                      P.O. BOX 11158
                                      NEW YORK, N.Y. 10203-0158

                               PLEASE DETACH HERE

                 YOU MUST DETACH THIS PORTION OF THE PROXY CARD
                  BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE





                             DETACH PROXY CARD HERE

[ ]

1. Election of Directors     FOR all nominees      [X]    WITHHOLD AUTHORITY to vote  [X]     *EXCEPTIONS [X]
                             listed below                 for all nominees listed below

Nominees: Class I: JAMES A. COLLINS AND CHARLES F. SMITH.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN
THE SPACE PROVIDED BELOW.)

*Exceptions ______________________________________________________________________________________________________________________

2. Proposal to amend the Company's 1997 Employee Stock Incentive    2. Proposal to amend the Company's 1997 Non-Employee Directors'
   Plan to increase the number of shares of Common Stock for which     Stock Incentive Plan to increase the number of shares of
   options may be granted or which may be sold as Restricted           Common Stock for which options may be granted under the Plan.
   Stock under the Plan.

   FOR [X]              AGAINST [X]            ABSTAIN [X]              FOR [X]              AGAINST [X]            ABSTAIN [X]

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

   This proxy may be revoked at any time prior to the voting thereof. All other proxies given by the undersigned are hereby expressly revoked. THIS PROXY IS BEING SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF SIZZLER INTERNATIONAL INC.



                                                                               Change of Address and
                                                                               or Comments Mark Here        [X]


                                                    Note: Please sign exactly as shown at left. If stock is jointly held, each owner should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should indicate their fiduciary capacity and full title when signing.


                                                     Date:_________________________________________________________________, 2001

                                                     ____________________________________________________________________________
                                                                                        (Signature)
                                                     ____________________________________________________________________________
                                                                                        (Signature)

PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE        VOTES MUST BE INDICATED
                                                                                          (X) IN BLACK OR BLUE INK.       [X]


